[O'Melveny & Myers LLP Letterhead]

February 14, 2014
SolarWinds, Inc.
3711 MoPac Expressway
Austin, Texas 78746
Ladies and Gentlemen,
In connection with the registration of up to 1,781,478 shares of Common Stock of SolarWinds, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S–8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the SolarWinds, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), you have requested our opinion set forth below.
In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company that we considered appropriate.
On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the Shares have been duly authorized by all necessary corporate action on the part of the Company; and

(2)
when issued in accordance with such authorization, the provisions of the 2008 Plan, and relevant agreements duly authorized by and in accordance with the terms of the 2008 Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the 2008 Plan and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book–entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non–assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.
Respectfully submitted,
/s/ O’Melveny & Myers LLP